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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Station Casinos, Inc.:

We consent to the incorporation by reference in this Registration Statement of Station Casinos, Inc. on Form S-4 of our report dated January 29, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph on the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," relating to Station Casinos, Inc.'s consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, appearing in the Annual Report on Form 10-K of Station Casinos, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Las Vegas, Nevada
August 18, 2005

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  EXHIBIT 23.2